Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of CGM Funds of our report dated February 15, 2022, relating to the financial statements and financial highlights, which appears in CGM Focus Fund’s, CGM Mutual Fund’s and CGM Realty Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Financial Highlights,” “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Boston, Massachusetts
April 25, 2022